Exhibit 99.1

FOR IMMEDIATE RELEASE

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
ANNOUNCES SECOND QUARTER ENDED FEBRUARY 28, 2005
FINANCIAL RESULTS

LINO LAKES, Minnesota, April 19, 2005 - Northern Technologies International Corporation (AMEX: NTI) announced today its operating results for its second quarter ended February 28, 2005.

The Company’s North American net sales increased 13.3% during the six months ended February 28, 2005 as compared to the six months ended February 29, 2004 primarily as a result of the increase in sales of React-NTI to its existing customer in North America.   Sales of React-NTI increased $901,212 to $2,276,133 for the six months ended February 28, 2005 as compared to $1,368,921 for the six months ended February 29, 2004.

The cost of sales as a percentage of net sales increased to 59.5% in the six months ended February 28, 2005 as compared to 56.8% in the six months ended February 29, 2004.  Additionally, general and administrative expenses and lab and technical support expenses as a percentage of the Company’s net sales increased in the six months ended February 28, 2005 as compared to the comparable period in 2004.  Selling expense decreased as a percentage of sales in the six months ended February 28, 2005 as compared to the comparable period in 2004.

Total net sales of all of the Company’s corporate joint ventures increased 28.9% during the six months ended February 28, 2005 as compared to the six months ended February 29, 2004 primarily as a result of an increase in demand and in the weakness of the United States dollar against foreign currency.  The Company receives fees for technical and other support services to its joint ventures based on the revenues of the individual joint ventures.  The Company recognized increased fee income for such technical and support services in the six months ended February 28, 2005 as compared to the six months ended February 29, 2004 as a result of the increase in total revenues from the joint ventures.  The Company incurs direct expenses related to its corporate joint ventures and holding companies.  Such expenses including consulting, travel, technical and marketing services to existing joint ventures, legal fees incurred in the establishment of new joint ventures, registration and promotion and legal defense of worldwide trademarks, and legal fees incurred in the filing of patent applications.  The Company incurred increased direct joint venture expenses in the six months ended February 28, 2005 as compared to the six months ended February 29, 2004 primarily as a result of increases in management and coordinator salaries, legal expenses and external consulting services.  The increased expenses related to Company efforts to build up the technical service support for the corporate joint ventures in the Beachwood, Ohio location.

The Company’s working capital was $3,026,054 at February 28, 2005, including $76,580 in cash and cash equivalents.  The Company had outstanding debt under the line of credit of $500,000 as of February 28, 2005.

About Northern Technologies International Corporation

NTIC offers expert technical service in corrosion management and unique technically superior products that prevent corrosion. The products and services primarily include proprietary volatile corrosion inhibiting products and packaging, sold under the brand name ZERUST®. NTIC provides rust and corrosion protection products and custom packaging systems for avionics, automotive, electronics, electrical, mechanical, and military applications.  Additionally, NTIC offers direct on-site technical support on rust and corrosion issues in 46 countries, and operates a marketing, distribution, and technical network through 29 joint ventures in Asia, Europe, and South America.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Northern Technologies International Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Northern Technologies International Corporation that could cause such material differences are identified and discussed from time to time in Northern Technologies International Corporation’s filings with the Securities and Exchange Commission, including those factors which are discussed in Northern Technologies International Corporation’s Annual Report on Form 10-KSB for the fiscal year ended August 31, 2003, which factors are incorporated herein by reference. Northern Technologies International Corporation undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Northern Technologies International Corporation makes on related subjects in future reports to the SEC.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
AND SUBSIDIARIES - CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
THREE AND SIX MONTHS ENDED FEBRUARY 28, 2005 & FEBRUARY 29, 2004

	Three Months Ended		Six Months Ended

	February 28, 2005	(restated) February 29, 2004	February 28, 2005	(restated) February 29, 2004

NORTH AMERICAN OPERATIONS:
Sales	$3,478,352	$3,386,647	$7,310,568	$6,451,326
Cost of goods sold	1,988,460	1,914,551	4,348,048	3,662,530

Gross profit	1,489,892	1,472,096	2,962,520	2,788,796
Operating expenses:	1,636,030	1,553,872	3,215,552	2,921,110
NORTH AMERICAN OPERATING LOSS	(146,138)	(81,686)	(253,032)	(132,314)
CORPORATE JOINT VENTURES AND HOLDING COMPANIES	49,613	172,855	389,598	630,492
INTEREST INCOME	31,617	24,266	45,648	32,757
INTEREST EXPENSE	(3,314)	—	(3,314)	—
MINORITY INTEREST	13,538	31,640	(5,264)	40,345

(LOSS) INCOME BEFORE INCOME TAX (BENEFIT) EXPENSE	(54,684)	147,075	173,636	571,280
INCOME TAX EXPENSE (BENEFIT)	107,000	65,000	(12,000)	116,000

NET (LOSS) INCOME	$(161,684)	$82,075	$185,636	$455,280

NET INCOME PER COMMON SHARE:	$(0.05)	$0.02	$0.05	$0.13

WEIGHTED AVERAGE COMMON SHARES ASSUMED OUTSTANDING:	3,581,992	3,625,950	3,581,992	3,625,880

Composite financial information from the audited and unaudited financial statements of the Company’s joint ventures carried on the equity basis is summarized as follows:

	February 28, 2005	August 31, 2004

Current assets	$26,314,892	$19,560,576
Total assets	31,475,577	25,726,996
Current liabilities	11,750,808	7,332,920
Noncurrent liabilities	2,915,384	2,393,543
Joint ventures’ equity	16,808,379	16,000,580
Northern Technologies International Corporation’s share of Corporate Joint Ventures’ equity	$8,038,115	$7,343,932

	February 28, 2005	February 29, 2004

Sales	$28,416,263	$22,060,836
Gross profit	13,735,319	10,649,457
Net income	1,685,108	1,479,009
Northern Technologies International Corporation’s share of equity in income of Corporate Joint Ventures	$884,701	$621,026

For more information, please contact:

Matthew Wolsfeld, CFO, Northern Technologies International Corporation, (651) 784-1250

For more information, please contact:

Matthew Wolsfeld, CFO, Northern Technologies International Corporation, (651) 784-1250